UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 5, 2012

PEOPLES EDUCATIONAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50916	41-1368898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Market Street, Saddle Brook, NJ 07663

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (201) 712-0090

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

As previously disclosed, on December 7, 2011, Peoples Educational Holdings, Inc. (the “Company”) received a letter from the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market LLC (“Nasdaq”) notifying the Company that the bid price of its Common Stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and as a result, did not comply with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until June 4, 2012, to regain compliance with the Minimum Bid Price Requirement.

In addition, as previously disclosed, on January 9, 2012, the Company received a letter from the Staff notifying the Company that the Company’s Market Value of Publicly Held Shares (MVPHS) was less than $1,000,000, and as a result, did not comply with the MVPHS requirement set forth in Nasdaq Listing Rule 5550(a)(5) (the “MVPHS Requirement”).

The Company did not regain compliance with the Minimum Bid Price Requirement by June 4, 2012. In addition, the Company has not regained compliance with the MVPHS Requirement, and therefore is not eligible for a second 180-day period to regain compliance with the Minimum Bid Requirement. Accordingly, on June 5, 2012, the Company received written notification from the Staff (the “Staff Determination”) stating that the Company’s Common Stock is subject to delisting from The NASDAQ Capital Market unless the Company requests an appeal of the Staff Determination.

The Company does not intend to request an appeal of the Staff Determination. Therefore, the Company’s Common Stock will be scheduled for delisting from The NASDAQ Capital Market, and trading in the Company’s Common Stock on The NASDAQ Capital Market will be discontinued effective at the opening of business on Thursday, June 14, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES EDUCATIONAL HOLDINGS, INC.
(Registrant)

By:	/s/ Brian T. Beckwith
Name: Title:	Brian T. Beckwith President and Chief Executive Officer

Date: June 8, 2012

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